Exhibit 16.1

March 3, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 3, 2014, of American Airlines Group Inc. and American Airlines, Inc., and are in agreement with the statements contained in the first, third, fourth, and fifth paragraphs, as well as the third sentence of the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP